PURCHASE & OPTION TO PURCHASE AGREEMENT

This Agreement is dated as of ***January 11, 2013*** between VFG Securities Incorporated a California Corporation located at 100 Corporate Point Suite 382, CA 90230 herein as (the "Seller"); and Omega Commercial Finance Corporation a Wyoming Corporation located at 1000 5th Street Suite 200 Miami Beach, FL 33139 (the "Buyer")regarding the sale and purchase of Seventeen percent (17%) of VFG Securities Incorporated ("The Company") and a one (1) year and one (1) day option to purchase the remaining Eighty Three 83% when and if approved by FINRA.

WHEREAS, Seller is the owner of all the outstanding common stock of the Company; and

WHEREAS, Seller wishes to sell and Buyer wishes to purchase Seventeen percent (17%) of the stock and interest with an option to purchase the remaining Eighty-Three percent (83%) in the future, if and when approved by FINRA on the terms and conditions set forth below.

WHEREAS, Both parties intend to facilitate the purchase that comprises of the acquisition of VFG Securities Incorporated, a fully licensed broker dealer and VFG Advisors Incorporated at a Purchase Price of Seven Hundred Fifty Thousand Dollars ($750,000).

WHEREAS, The Buyer shall compensate the Seller with a combination of cash and stock as follows: Six Hundred and Fifty Thousand ($650,000) in total cash and One Million Share (1,000,000) shares of Omega Commercial Finance Corporation common stock for the combined final Purchase Prices herein.

WHEREAS, Buyer upon signing of this agreement shall advance a onetime cash payment of One Hundred Twenty Five Thousand Dollars ($125,000) for the acquisition of 17% minority ownership interest of VFG Securities Incorporated and VFG Advisors Incorporated to the designated "3rd Party Escrow Agent".

WHEREAS, Seller immediately upon signing of this Agreement shall file a FORM BD notifying FINRA specifying OMEGA has acquired Fourteen percent 17% minority interest of the outstanding shares of Seller, and upon receipt of this notification by FINRA, the aforementioned One Hundred Twenty Five Thousand Dollars ($125,000) shall be released from escrow to Seller.

NOW, THEREFORE, for good and valuable consideration and of the mutual covenants set forth herein, it is agreed as follows:

SALE OF VFG SECURITIES INCORPORATED

On the 1St Closing Date the Seller will convey and transfer the stock to *Nummi& Associates, P.A. (the designated "3rd Party Escrow Agent"), whose address is located at 8728 Winsome Way, Land O' Lakes, Florida 34637* with such stock constituting all of the issued and outstanding stock of the Company. The withdrawal of payment with clearing agencies and banks shall take place simultaneously with Buyer's infusion of requisite regulatory net capital, which will occur after being approved by FINRA and prior to the commencement of business by the Buyers. The Seller will retain all such assets, and the Buyer acknowledges that he/she has no claim to such assets until the final closing has commenced.

PURCHASE PRICE

The Purchase Price for the entire Seller's stock is SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($750,000), of which shall be satisfied with the sum of SIX HUNDRED FIFTY THOUSAND DOLLARS ($650,000) paid in cash and One Million Shares (1,000,000) of OCFN common stock. Furthermore, the advanced cash payment of ONE HUNDRED TWENTY FIVE THOUSAND DOLLARS ($125,000) will be released immediately upon the written verification to Buyer that the Form BD has been filed with FINRA and all other appropriate regulatory agencies notifying that OCFN has acquired 17% minority ownership shares of VFG Securities.

CLOSING DATES

The 1st Closing Date shall occur on or before **January 14, 2013** at the office of Nummi& Associates, P.A. (the "3rd Party Escrow Agent"), whose address is located at 8728 Winsome Way, Land O' Lakes, Florida 34637 The closing shall be accomplished by mail and telephone. On the day before the 1st Closing, Seventeen percent (17%) of the Purchase Price herein will be paid per the following disbursement. $125,000 will be paid to the *3rd Party Escrow Agent* by Bank-to-Bank Wire Transfer or Bank/Cashier's check and will remain in escrow. Buyer will immediately release to the Seller the payment of

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$125,000 after written verification that the FORM BD is filed and upon receipt of 17% of the VFG Securities Inc. shares. The Seller shall convey 100% of the stock of the Company to the *3rd Party Escrow Agent* prior to the 1st closing. Seventeen percent (17%) of the stock (Shares) will be issued and released to Buyer; with the Eighty-Three percent (83%) shares remaining in escrow until FINRA approves the change in management of the Company, and the second cash payment paid in the amount of $525,000 to the Seller and *1,000,000 common stock shares* of OCFN as the final paymentherein referenced as the 2nd Closing.

BUYER'S OBLIGATION

Shortly after the 1st Closing Date and not to exceed (90) Ninety business days the Buyer will file with FINRA all required documentation to obtain approval by FINRA to purchase the remaining Eighty-Three percent (83%) of the Company and to assume management of the Company. The Buyer agrees to maintain the current management in place until final approval and at such time Buyer shall replace the current President with a qualified principle. Buyer agrees to maintain the present commission structure until FINRA has approved any further changes in equity or management. Buyer also agrees to the following:

I. The Buyer upon signing of this agreement shall escrow funds of One Hundred and Twenty-Five Thousand Dollars ($125,000).

II. In the event the Seller terminates this agreement for any reason excluding breach of contract by the buyer prior to the Final Payment due by Buyer, the One Hundred Twenty Five Thousand Dollars ($125,000) must be returned in full to Buyer, and Buyer shall retain the 17% minority interest of the Company.

III. They Buyer is required upon final approval of FINRA to compensate the Seller a cash payment of Five Hundred Thousand Dollars ($525,000) AND authorize One Million (1,000,000) Shares of Omega Commercial Finance Corporation's common stock in the name of the Seller upon FINRA approval.

IV. The Buyer is responsible for E&O Insurance upon the approval by FINRA, and the Seller shall give assistance in the transition of the existing policy and or required documentation for the transfer of the current E&O Insurance of the Company. Buyer shall be responsible for acquiring a tail E&O policy covering the firm from its inception in 2009.

V. The Buyer in the event the current compliance is not sufficiently capable for the future increase in Registered Reps, the Buyer with the assistance of the Seller shall hire a qualified Compliance Officer to replace the Seller's current company compliance position.

SELLER'S OBLIGATION

On 1st Closing Date, or one business day thereafter, the Seller will immediately prepare and file an amended Form BD with the SEC, FINRA and the State, and the change of Seventeen percent 17% in ownership of the Company and indicating that the present management will stay in charge and assist Buyer in preparing for a transition in management when and if approved by FINRA. Seller represents and warrants to Buyer the following on the date hereof, which representations shall continue to be true on the closing date:

I. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of California, has all the requisite corporate power and authority to own and operate its properties and to carry on business as now being conducted or has conducted in the past and is qualified to do business and is in good standing as a foreign corporation in each state or other jurisdiction in which the nature of its properties, assets or business require such qualification and in which, the failure to so qualify could have a material adverse effect on its business.

II. On the 1st Closing date, the Company will have only their debts revealed to Buyer as listed in appendix I attached to this agreement, and the Fourteen percent (14%) of stock conveyed to the Buyer.

III. The representative shall continue in the management position with all 4 producers remaining under contract offering 9-lines of business, with currently $182MM in Assets Under Management with a diverse cross section of commercial real estate investment holdings, 2000 retail client accounts, Blue Skied in 20 states, and clearing arrangements with Sterne Agee Clearing Inc.

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IV. Upon final approval by FIRNA Jason Vanclef shall remain with the Company as the *Executive Director of Business Development & Investment Sales* to implement an expansion strategy that will add future registered reps and coordinate and administer the investment sales training programs, plus the integration of other financial firms personnel with the brokerage firm the Buyer may facilitate. Mr. Vanclef shall be compensated One Hundred Thousand Shares (100,000) of OCFN stock per year for this position plus continue with his current payout commission schedule.

V. Company is duly licensed, and in good standing as a Broker/Dealer with (1) the Securities and Exchange Commission, (2) the National Association of Securities Dealers, (3) the State of California and (4) the SIPC. The Company is also currently authorized for the following lines of business: (i) Broker or dealer retailing corporate equity securities over the counter (ii) broker dealer selling corporate debt (iii) Broker or dealer variable life and annuities (iv) mutual fund retailer (v) US government securities broker (vi) Private placement of securities-PLA (vii) Broker and Dealer Selling Oil & Gas Interest (viii) Broker and Dealer selling tax shelter or limited partnerships in primary distribution..

VI. The Company has all permits, licenses and authorization required by any government authority or agency for the conduct of the current business. In addition, the Seller will be responsible for all costs due related to the ("Firm Renewal Fees") for 2013 and must be paid immediately from the Buyer's 1st payment proceeds pursuant to the Buyer's receipt of being notified in writing that the FORM BD has been filed.

VII. The Company is registered in good standing with the Securities and Exchange Commission (SEC) as a Broker/Dealer pursuant to the Securities Exchange Act of 1934 and each jurisdiction which require such registration or qualification in with its business and is a member in good standing of the National Association of Securities Dealers, the Securities Industry Protection Corp., and is currently fully registered to conduct business instates, and has fully complied with regulatory bodies and any other industry, governmental, or trade organization required by law for the conduct of its present businesses.

VIII. The Seller has one (1) suit, action, or proceeding pending against the Company in the State of Colorado, all legal cost and penalties rendered by this regulatory body or suit shall be satisfied by Seller anytime during and or after the completion of the 1st Closing and 2nd Closing. Furthermore the Seller has no additional suit, action, or proceeding pending, other than the aforementioned suit herein or, to the knowledge of the Seller threatened against or affecting the Seller, or it's Management or Officers, which is reasonably likely to have a material adverse effect on the Seller, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Seller having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

IX. Seller represents that the tax filings and any and all regulatory filings are up to date and accurate. In the event any refilling fees associated with the filings as noted herein are due, payment shall be the responsibility of the seller and paid from the cash proceeds issued by the Buyer upon the 1st closing.

X. The Company, on the 2nd Closing Date, will be operating in full compliance with laws, rules and regulations of the regulatory agencies having jurisdiction over it. Stock will be free to clear of any and all liens, pledges, and encumbrances. There are no other stock or stock equivalents issued or to be issued.

XI. Promptly after 2nd Closing Date, Seller will turn over to the Buyer all of the Company's books, records and documents in such form and detail as may be required or suggested by any of the regulatory agencies regulating licensed broker dealers.

XII. The *Seller* will agree to a one (1) year Earn-Out Period that will be based on the year ending 2012 *12-month trailing Gross Production* of the Company reaching Three Million Three Hundred Thousand Dollars ($3,300,000). In the event this aforementioned amount ***"is"*** met by the Company, at the commencement of this 12-month period, the remaining 83% of the purchase price shall be paid in the amount of Five Hundred Twenty Five Thousand Dollars ($525,000) and One Million shares (1,000,000) of OCFN stock to the Seller. In the event, the aforementioned Gross Production amount ***"is not"*** met, the Seller shall only be compensated a prorated amount of cash and shares based on $3,500,000 as the target. and the Buyer will receive 83% of the remaining ownership units of the Company (the "Earn-Out")

XIII. The Seller shall be responsible for the current pending debt/note held on the books of the Company listed in Appendix I attached hereto this agreement.

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Sellers Indemnification

The Seller shall indemnify and hold harmless the Buyer with respect to all claims, losses, actions, expenses, errors and/or omissions occurring prior to the final approval of FINRA and change in management. This indemnification shall include, without limitation, any claim, debt, or liability whatsoever asserted against the stock, which arose prior to the Closing, and shall include the Buyer's costs and attorney's fees in defending any such claim. The Seller shall not be liable for any claims, losses, actions, expenses, errors and/or omissions arising by reason of the Buyers or representative(s) of the Buyer during minority ownership prior to the final approval of FINRA and change in management.

Buyers Indemnification

The Buyer shall indemnify and hold harmless the Seller with respect to all claims, losses, actions, expenses, errors and/or omissions arising by reason of the Buyer or representative(s) of the Buyer during minority ownership prior to the final approval of FINRA and change in management, or the Buyer's misrepresentation and/or breach of the terms of this agreement. The Buyer, in purchasing this broker-dealer, shall assume all claims, losses, actions, expenses, errors and/or omissions arising by reason of the Buyer or representative(s) of the Buyer during minority ownership prior to the final approval of FINRA and change in management as well as any future liabilities following the approval of FINRA and change in management regardless of the nature and scope of the liabilities of the broker dealer.

NOTICES

This Agreement shall be enforced and interpreted in accordance with the laws of the State of Florid. Personal services in any proceedings shall be made and accepted in the giving of notice as below stated. Any notices, demands, consent or other communications if sent by overnight courier service, shall be given one day to return communication by way of overnight courier service, in each case, addressed to the party as provided below.

- **If to Buyer at:** Omega Commercial Finance Corporation 1000 5th Street Suite 200 Miami, FL 33130 Telephone (305) 704-3294
- **If to Seller at:** VFG Securities Incorporated a California Corporation located at 100 Corporate Point Suite 382, CA 90230
- **If to Escrow Agent at:** Nummi& Associates, P.A. (the "3rd Party Escrow Agent"), whose address is located at 8728 Winsome Way, Land O' Lakes, Florida 34637

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF the parties have set their hands and seals this 23rd day of January 2013

(Buyer):

Omega Commercial Finance Corporation

By: ______________________

Jon S. Cummings IV, President

&

(Seller):

VFG Securities Incorporated

By: ______________________

Jason Vanclef - Authorized Signature

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Appendix 1

Please list the debts required by the buyer and known to the seller.

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